UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 28, 2022
Date of Report (date of Earliest Event Reported)

NEWTEK BUSINESS SERVICES CORP.
(Exact Name of Company as Specified in its Charter)

MARYLAND	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T-Rex Avenue, Suite 120, Boca Raton, FL 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.75% Notes due 2024	NEWTL	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On March 21, 2022, Newtek Business Services Corp. (the “Company”), entered into an employment agreement, effective as of April 4, 2022, with John M. McCaffery, Executive Vice President, Finance of the Company (the “McCaffery Employment Agreement”). Generally, under the McCaffery Employment Agreement, Mr. McCaffery is entitled to a set annual base compensation of $350,000, and a cash bonus pursuant to the Company’s Annual Cash Bonus Plan. In addition, pursuant to the terms of the McCaffery Employment Agreement, the Compensation, Corporate Governance, and Nominating Committee of the Board of Directors of the Company has agreed to award Mr. McCaffery $100,000 of restricted shares of Company common stock, with thirty-five percent vesting in April 2023 and sixty-five percent vesting in April 2024, unless accelerated pursuant to the terms of the McCaffery Employment Agreement. In addition, Mr. McCaffery is entitled to other benefits, such as participation in retirement and medical and other plans, executive benefits, and vacation and sick leave. The McCaffery Employment Agreement also provides for a severance payment in the case of Mr. McCaffery being terminated without just cause, as defined therein, Mr. McCaffery resigning with good reason, as defined therein, or a change of control, as defined therein. Under the McCaffery Employment Agreement, during the term of his employment, Mr. McCaffery agrees to devote substantially all of his business time to the Company and to not engage in any business or activity contrary to the business or affairs of the Company. The Company agrees to indemnify Mr. McCaffery for any and all loss, expenses, or liability that he may incur as a result of his services for the Company.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2022, Newtek Small Business Finance, LLC (“NSBF”), the Company’s consolidated subsidiary, entered into an employment agreement, effective as of March 1, 2022, with Peter Downs, President of NSBF (the “Employment Agreement”). In addition, Mr. Downs serves as the Chief Lending Officer of the Company. Generally, under the Employment Agreement, Mr. Downs is entitled to a set annual base compensation of $550,000, and a cash bonus pursuant to the Company’s Annual Cash Bonus Plan. In addition, Mr. Downs is entitled to other benefits, such as participation in retirement and medical and other plans, executive benefits, and vacation and sick leave. The Employment Agreement also provides for a severance payment in the case of Mr. Downs being terminated without just cause, as defined therein, Mr. Downs resigning with good reason, as defined therein, a change of control, as defined therein, or a non-renewal of Mr. Down’s Employment Agreement. Under the Employment Agreement, during the term of his employment, Mr. Downs agrees to devote substantially all of his business time to the Company and to not engage in any business or activity contrary to the business or affairs of the Company. The Company agrees to indemnify Mr. Downs for any and all loss, expenses, or liability that he may incur as a result of his services for the Company.

Cash bonuses are determined during the term of the Employment Agreements and therefore cannot be disclosed as this time.

The foregoing descriptions of the terms of the Employment Agreements of Mr. Downs and Mr. McCaffery are qualified in their entirety by the terms of the respective Employment Agreements, which are filed as Exhibits 10.1 through 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

10.1	Employment Agreement by and between Newtek Small Business Finance, LLC and Peter Downs dated as of March 1, 2022

10.2	Employment Agreement by and between Newtek Business Services Corp. and John M. McCaffery dated as of April 4, 2022

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEK BUSINESS SERVICES CORP.

Date: March 28, 2022	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board